Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

Matt Simons

SVP Business Development and Investor Relations

760.734.5548

matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER OF 2014

Revenue and Adjusted EBITDA Accelerating

SAN DIEGO, CA, July 25, 2014 – DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its public reporting subsidiary, DJO Finance LLC (“DJOFL”), for the second quarter ended June 28, 2014.

Second Quarter Results

DJOFL achieved net sales for the second quarter of 2014 of $313.9 million, reflecting growth of 6.5 percent, compared with net sales of $294.7 million for the second quarter of 2013. Net sales for the second quarter of 2014 were favorably impacted by $2.5 million related to changes in foreign currency exchange rates compared to the rates in effect in the second quarter of 2013. Excluding the impact of changes in foreign currency exchange rates from rates in effect in the prior year period (“constant currency”), net sales for the second quarter of 2014 increased 5.8 percent compared to net sales for the second quarter of 2013.

Adjusted EBITDA for the second quarter of 2014 was $70.2 million, or 22.4 percent of net sales, reflecting 5.3 percent growth when compared with Adjusted EBITDA of $66.7 million, or 22.6 percent of net sales, for the second quarter of 2013.

The Company defines Adjusted EBITDA as net (loss) income attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant

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compliance under the Company’s amended senior secured credit facility and the indentures governing its 8.75% second priority senior secured notes, its 9.875% and 7.75% senior notes and its 9.75% senior subordinated notes. Reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

For the second quarter of 2014, DJOFL reported a net loss attributable to DJOFL of $25.4 million, compared to a net loss of $20.8 million for the second quarter of 2013. As detailed in the attached financial tables, the results for the current and prior year second quarter periods were impacted by significant non-cash items, non-recurring items and other adjustments.

“It is terrific to see our team deliver both strong accelerating revenue and Adjusted EBITDA growth in the second quarter with approximately 6% growth in Revenue and 5% growth in Adjusted EBITDA on a constant currency basis compared to the second quarter of 2013. An ever-growing slate of new products, combined with strong global commercial execution, continues to drive momentum across most of our businesses,” said Mike Mogul, DJO’s President and Chief Executive Officer. “I want to especially congratulate our Bracing & Vascular, Surgical Implant and International teams, for delivering strong constant currency growth in the second quarter of 2014 of 7.6%, 17.3% and 7.5%, respectively, as compared to the prior year period. We also saw our Recovery Sciences business begin to bounce-back to flat growth after being impacted by Medicare’s 2012 non-coverage decision related to Transcutaneous Electrical Nerve Stimulation (“TENS”) for chronic low back pain (“CLBP”). We believe that the successful launch of a number of MotionCare products to patients, combined with having reached the anniversary date of Medicare’s noncoverage decision for TENS for CLBP late in the second quarter of 2014, will improve the future sales growth results for this segment.”

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Sales by Business Segment

Net sales for DJO’s Bracing and Vascular segment were $128.3 million in the second quarter of 2014, reflecting growth of 7.6 percent, compared to the second quarter of 2013, driven by strong contribution from the sales of new products and improving sales execution.

Net sales for DJO’s Recovery Sciences segment were $75.9 million in the second quarter of 2014, reflecting a contraction of 1.9 percent, compared to the second quarter of 2013, primarily due to the effects of the Medicare CLBP decision on the EMPI business unit.

Second quarter net sales within the International segment were $84.6 million, reflecting an increase in constant currency net sales of 7.5 percent from the second quarter of 2013, excluding the impact of $2.5 million of favorable changes in foreign currency exchange rates from rates in effect in the second quarter of 2013.

Net sales for the Surgical Implant segment were $25.1 million for the second quarter of 2014, reflecting growth of 17.3 percent over net sales in the second quarter of 2013, driven by strong sales of each of the Company’s shoulder, knee and hip product lines.

As of June 28, 2014, the Company had cash balances of $36.6 million and available liquidity of $77.5 million under its $100 million revolving line of credit.

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 12:00 pm, Eastern Time today, July 25, 2014. Individuals interested in listening to the conference call may do so by dialing (866) 394-8509 (International callers please use (706) 643-6833), using the reservation code 22322226. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (855) 859-2056 and using the above reservation code. The live conference call and replay will be available via the Internet at www.DJOglobal.com.

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About DJO Global

DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Empi®, ProCare®, DJO® Surgical, Dr. Comfort® and ExosTM. For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for its growth in revenue and Adjusted EBITDA and its opportunities to improve commercial execution and to develop new products and services. The words “believe,” “will,” “should,” “expect,” “target,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the successful execution of the Company’s business

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strategies relative to its Bracing and Vascular, Recovery Sciences, International and Surgical Implant segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the successful execution of the Company’s acquisition strategies; the impact of potential reductions in reimbursement levels and coverage by Medicare and other governmental and commercial payors; the Company’s highly leveraged financial position; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations; the availability and sufficiency of insurance coverage for pending and future product liability claims, including multiple lawsuits related to the Company’s cold therapy products and its discontinued pain pump business; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on February 25, 2014. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended		Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Net sales	$313,867	$294,745	$596,611	$573,822
Cost of sales (exclusive of amortization, see note 1)	127,467	118,962	243,215	228,601

Gross profit	186,400	175,783	353,396	345,221
Operating expenses:
Selling, general and administrative	127,776	117,774	251,258	235,609
Research and development	9,603	7,742	19,356	15,721
Amortization of intangible assets	23,500	23,844	47,059	47,675

	160,879	149,360	317,673	299,005

Operating income	25,521	26,423	35,723	46,216
Other (expense) income:
Interest expense	(43,641)	(44,125)	(87,369)	(89,570)
Interest income	74	52	131	88
Loss on modification and extinguishment of debt	(1,019)	—	(1,019)	(1,059)
Other income (expense), net	612	(788)	532	(1,405)

	(43,974)	(44,861)	(87,725)	(91,946)

Loss before income taxes	(18,453)	(18,438)	(52,002)	(45,730)
Income tax provision	(6,754)	(2,204)	(9,378)	(7,038)

Net loss	(25,207)	(20,642)	(61,380)	(52,768)
Net income attributable to non-controlling interests	(227)	(172)	(576)	(410)

Net loss attributable to DJO Finance LLC	$(25,434)	$(20,814)	$(61,956)	$(53,178)

Note 1 — Cost of sales is exclusive of amortization of intangible assets of $8,652 and $17,335 for the three and six months ended June 28, 2014 and $8,771 and $17,559 for the three and six months ended June 29, 2013, respectively.

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 28, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$36,643	$43,578
Accounts receivable, net	192,263	185,088
Inventories, net	163,774	154,983
Deferred tax assets, net	27,527	27,527
Prepaid expenses and other current assets	26,375	27,951

Total current assets	446,582	439,127
Property and equipment, net	120,796	107,829
Goodwill	1,150,558	1,149,331
Intangible assets, net	916,083	958,993
Other assets	37,055	39,499

Total assets	$2,671,074	$2,694,779

Liabilities and Deficit
Current liabilities:
Accounts payable	$66,632	$56,374
Accrued interest	32,736	29,682
Current portion of debt and capital lease obligations	8,912	8,620
Other current liabilities	106,061	109,472

Total current liabilities	214,341	204,148
Long-term debt and capital lease obligations	2,273,476	2,251,167
Deferred tax liabilities, net	249,362	242,028
Other long-term liabilities	16,151	16,718

Total liabilities	2,753,330	2,714,061

Commitments and contingencies
Deficit:
DJO Finance LLC membership deficit:
Member capital	839,080	838,769
Accumulated deficit	(923,834)	(861,878)
Accumulated other comprehensive income	(690)	1,183

Total membership deficit	(85,444)	(21,926)
Noncontrolling interests	3,188	2,644

Total deficit	(82,256)	(19,282)

Total liabilities and deficit	$2,671,074	$2,694,779

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended		Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Net sales:
Bracing and Vascular	$128,253	$119,368	$237,759	$227,508
Recovery Sciences	75,911	77,238	144,781	152,759
Surgical Implant	25,080	21,382	49,012	42,865
International	84,623	76,757	165,059	150,690

	$313,867	$294,745	$596,611	$573,822

Gross Profit:
Bracing and Vascular	$67,279	$60,979	$124,608	$116,656
Recovery Sciences	57,314	57,952	109,214	114,870
Surgical Implant	18,523	15,384	36,216	31,086
International	46,678	43,049	90,909	84,984
Expenses not allocated to segments and eliminations	(3,394)	(1,581)	(7,551)	(2,375)

	$186,400	$175,783	$353,396	$345,221

Operating Income:
Bracing and Vascular	$26,086	$22,886	$45,571	$40,405
Recovery Sciences	21,745	20,216	39,143	38,413
Surgical Implant	2,809	2,506	5,629	4,390
International	15,570	14,674	30,276	30,615
Expenses not allocated to segments and eliminations	(40,689)	(33,859)	(84,896)	(67,607)

	$25,521	$26,423	$35,723	$46,216

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DJO Finance LLC

Adjusted EBITDA

For the Three and Six Months Ended June 28, 2014 and June 29, 2013

(unaudited)

Our Amended Senior Secured Credit Facility, consisting of a $891.2 million term loan and a $100.0 million revolving credit facility, under which $22.0 million was outstanding as of June 28, 2014, and the Indentures governing our $330.0 million of 8.75% second priority senior secured notes, $440.0 million of 9.875% senior notes, $300.0 million of 7.75% senior notes, and $300.0 million of 9.75% senior subordinated notes represent significant components of our capital structure. Under our Amended Senior Secured Credit Facility, we are required to maintain a specified first lien net leverage ratio, which is determined based on our Adjusted EBITDA. If we fail to comply with the first lien net leverage ratio under our Amended Senior Secured Credit Facility, we would be in default. Upon the occurrence of an event of default under the Amended Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Amended Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Amended Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the Amended Senior Secured Credit Facility. Any acceleration under the Amended Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJO Finance LLC plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under our Amended Senior Secured Credit Facility and the Indentures governing our 8.75% second priority senior secured notes, 9.875% senior notes, 7.75% senior notes and our 9.75% senior subordinated notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Amended Senior Secured Credit Facility and the Indentures. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Amended Senior Secured Credit Facility and the Indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

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The following table provides reconciliation between net loss and Adjusted EBITDA:

	(unaudited)
	Three Months Ended		Six Months Ended		Twelve Months Ended June 28, 2014
(In thousands)	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Net loss attributable to DJO Finance LLC	$(25,434)	$(20,814)	$(61,956)	$(53,178)	$(212,230)
Interest expense, net	43,568	44,073	87,239	89,482	175,299
Income tax provision	6,754	2,204	9,378	7,038	15,456
Depreciation and amortization	32,241	31,454	64,259	63,025	129,900
Non-cash charges (a)	(388)	1,105	(240)	2,075	104,871
Non-recurring and integration charges (b)	10,988	5,891	26,406	11,569	45,437
Other adjustment items (c)	2,462	2,777	4,711	6,507	8,705

Adjusted EBITDA	$70,191	$66,690	$129,797	$126,518	$267,438

(a)	Non-cash charges are comprised of the following:

	Three Months Ended		Six Months Ended		Twelve Months Ended June 28, 2014
(In thousands)	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Stock compensation expense	$487	$690	$931	$1,254	$1,833
Impairment of goodwill and intangible assets	—	—	—	—	106,600
Gain on disposal of fixed assets and assets held for sale, net	(900)	(13)	(1,403)	(2)	(1,403)
Purchase accounting adjustments (1)	25	428	232	823	(2,159)

Total non-cash charges	$(388)	$1,105	$(240)	$2,075	$104,871

(1)	Purchase accounting adjustments for the twelve months ended June 28, 2014 consist of $0.3 million of amortization of fair market value inventory adjustments, net of $2.5 million in adjustments to the contingent consideration for Exos.

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(b)	Non-recurring and integration charges are comprised of the following:

	Three Months Ended		Six Months Ended		Twelve Months Ended June 28, 2014
(In thousands)	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Integration charges:
Commercial and global business unit reorganization and integration	$3,551	$1,490	$7,826	$2,739	$12,164
Acquisition related expenses and integration (1)	(121)	682	299	1,238	924
CFO transition	121	—	228	—	1,901
Litigation and regulatory costs and settlements, net (2)	1,606	2,722	2,671	4,460	2,117
Other non-recurring items (3)	3,808	257	11,650	1,511	20,670
Automation projects	2,023	740	3,732	1,621	7,661

Total non-recurring and integration charges	$10,988	$5,891	$26,406	$11,569	$45,437

(1)	Consists of direct acquisition costs and integration expenses related to acquired businesses and costs related to potential acquisitions.

(2)	For the twelve months ended June 28, 2014, litigation and regulatory costs consisted of $1.1 million in litigation costs related to ongoing product liability issues related to our discontinued pain pump products, $3.9 million related to other litigation and regulatory costs and settlements, net of $2.0 million received related to an indemnity claim from a third party pain pump manufacturer and a settlement with its insurance carrier, and a $0.9 million favorable cost estimate adjustment for the post-market surveillance study required by the FDA related to our discontinued metal-on-metal hip implant products.

(3)	For the twelve months ended June 28, 2014, other non-recurring items consist of $8.0 million in incremental Empi bad debt expense related to the Medicare CLBP decision, $9.6 million in specifically identified non-recurring operational and regulatory projects, $1.4 million in expenses related to our Tunisia factory fire and $1.7 million in other non-recurring travel & professional fees.

(c)	Other adjustment items are comprised of the following:

	Three Months Ended		Six Months Ended		Twelve Months Ended June 28, 2014
(In thousands)	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Blackstone monitoring fees	$1,750	1,750	$3,500	$3,500	$7,000
Non-controlling interests	226	172	575	410	1,055
Loss on modification and extinguishment of debt (1)	1,019	—	1,019	1,059	1,019
Other (2)	(533)	855	(383)	1,538	(369)

Total other adjustment items	$2,462	$2,777	$4,711	$6,507	$8,705

(1)

Loss on modification and extinguishment of debt for the twelve months ending June 28, 2014 consists of $0.4 million of arrangement and amendment fees and other fees and expenses incurred in connection with the amendment of our senior secured credit facilities and $0.6 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of our original term loans which were extinguished. Loss on modification and extinguishment of debt for the six months ending June 29, 2013 consists of $0.9 million in arrangement

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and amendment fees and other fees and expenses incurred in connection with the March 2013 amendment of our senior secured credit facilities and $0.2 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with term loans which were extinguished.

(2)	Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.

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